EXHIBIT 99.5


                         AMENDMENT TO RIGHTS AGREEMENT


           AMENDMENT, dated as of July 27, 2005 (this "Amendment"), to the Rights Agreement (the "Rights Agreement"), dated as of July 19, 1998, between The McGraw-Hill Companies, Inc. (the "Company") and The Bank of New York (the "Rights Agent"), as successor rights agent to Mellon Investor Services, LLC, in turn successor to ChaseMellon Shareholder Services, LLC.

           Pursuant to Section 27 of the Rights Agreement, prior to any person becoming an Acquiring Person, as such term is defined in the Rights Agreement, the Company may amend any provision of the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

           In consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

           1. The Rights Agreement is hereby modified and amended by changing the date set forth in Section 7(a) (defined as the "Final Expiration Date") from "August 14, 2008" to "August 10, 2005."

           2. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all necessary conforming changes.

           3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

           4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined in this Amendment shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

           5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.



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           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first written above.

Attest:                             THE MCGRAW-HILL COMPANIES, INC.

By: /S/ SCOTT L. BENNETT            By: /S/ KENNETH M.VITTOR
    --------------------                --------------------
    Name: Scott L. Bennett              Name: Kenneth M. Vittor
    Title: Sr. VP, Assoc. Gen.          Title: EVP & General Counsel
    Counsel & Secretary

Attest:                             THE BANK OF NEW YORK
                                    (As Rights Agent)

By: /S/ ANNETTE HOGAN               By: /S/ MAGGIE SULLIVAN
    -----------------                   -------------------
    Name: Annette Hogan                 Name: Maggie Sullivan
    Title: Assistant VP                 Title: Vice President


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